Filed under Rule 433
File No. 333-153353-03
Final Term Sheet
September 8, 2008

Issuer:	Consumers Energy Company
Security:	$350,000,000 6.125% First Mortgage Bonds due 2019
Maturity:	March 15, 2019
Interest rate:	6.125%
Yield to maturity:	6.134%
Spread:	245 basis points
Benchmark treasury security:	4.000% due August 15, 2018
Benchmark treasury yield:	3.684%
Optional redemption:	Make-whole call at any time at treasury rate plus 45 basis points
Interest payment dates:	March 15 and September 15
First interest payment date:	March 15, 2009
Public offering price:	99.930% per bond
Trade date:	September 8, 2008
Settlement date:	September 12, 2008 (T+4)
Ratings:	Baa1 / BBB / BBB+ (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Joint Book-Running Managers:	Citigroup Global Markets Inc.;
J.P. Morgan Securities Inc.;
UBS Securities LLC;
Wachovia Capital Markets, LLC
Co-Managers:	Banc of America Securities LLC;
Credit Suisse Securities (USA) LLC;
SunTrust Robinson Humphrey, Inc.;
Daiwa Securities America Inc.;
Fifth Third Securities, Inc.;
The Huntington Investment Company
CUSIP:	210518CR5
Consumers Energy Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, J. P. Morgan Securities Inc. collect at 1-212-834-4533, UBS Securities LLC toll-free at 1-877-827-6444, Ext. 561-3884 or Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.